SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

Certification and Notice of Termination of Registration under Section 12(g)
                             of the Securities
 Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections
                                  13 and
               15(d) of the Securities Exchange Act of 1934.
                          Commission File Number
                                 333-48799-07

                         Grant Geophysical, Inc.,
                    Advanced Seismic Technology, Inc.,
                         Grant Geophysical Corp.,
                    Grant Geophysical do Brasil Ltda.,
                     Grant Geophysical (Int'l), Inc.,
                      PT Grant Geophysical Indonesia,
                        Recursos Energeticos Ltda.,
                     Solid State Geophysical, Inc. and
                Solid State Internacional Ingenieria, C.A.

             Exact name of registrant as specified in its charter)

 16850 PARK ROW, HOUSTON, TEXAS 77084           (281) 398-9503
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  9 3/4% SENIOR NOTES DUE 2008, SERIES B AND SENIOR GUARANTEES
           (Title of each class of securities covered by this Form)

             COMMON STOCK, $.001 PAR VALUE PER SHARE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [  ]      Rule 12h-3(b)(1)(ii)    [   ]
Rule 12g-4(a)(1)(ii)     [  ]      Rule 12h-3(b)(2)(i)     [   ]
Rule 12g-4(a)(2)(i)      [  ]      Rule 12h-3(b)(2)(ii)    [   ]
Rule 12-g-4(a)(2)(ii)    [  ]      Rule 15d-6              [ x ]
Rule 12h-3(b)(1)(i)      [  ]

    Approximate number of holders of record as of the certification or notice date:

                              15 (Fifteen)

    Pursuant to the requirements of the Securities Exchange Act of 1934, Grant Geophysical, Inc., Advanced Seismic Technology, Inc., Grant Geophysical Corp., Grant Geophysical do Brasil Ltda., Grant Geophysical (Int'l), Inc., PT Grant Geophysical Indonesia, Recursos Energeticos Ltda., Solid State Geophysical, Inc., and Solid State Internacional Ingenieria, C.A. have each caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                             GRANT GEOPHYSICAL, INC.


DATE:  January 29, 1999      By:/S/ Don W. Wilson
                                ---------------------------------
                                       Don W. Wilson
                            President and Chief Executive Officer

                             ADVANCED SEISMIC TECHNOLOGY, INC.


DATE:  January 29, 1999      By:/S/ Ben L. Roberts
                                ---------------------------------
                                       Ben L. Roberts
                         Vice President and Chief Financial Officer

                             GRANT GEOPHYSICAL CORP.
                             (f/k/a Geophysical Operations, Inc.)


DATE:  January 29, 1999      By:/S/ Ben L. Roberts
                                ---------------------------------
                                       Ben L. Roberts
                         Vice President and Chief Financial Officer

                             GRANT GEOPHYSICAL DO BRASIL LTDA.


DATE:  January 29, 1999      By:/S/ Roberto B. Vianna
                                ---------------------------------
                                      Roberto B. Vianna
                                      Delegated Manager

                             GRANT GEOPHYSICAL (INT'L), INC.


DATE:  January 29, 1999      By:/S/ Ben L. Roberts
                                ---------------------------------
                                       Ben L. Roberts
                         Vice President and Chief Financial Officer

                             PT GRANT GEOPHYSICAL INDONESIA


DATE:  January 29, 1999      By:/S/ Michael P. Kiernan
                                ---------------------------------
                                     Michael P. Keirnan
                                       Vice President

                             RECURSOS ENERGETICOS LTDA.


DATE:  January 29, 1999      By:/S/ Barry K. Burt
                                ---------------------------------
                                       Barry K. Burt
                                  Alternate General Manager

                             SOLID STATE GEOPHYSICAL, INC.


DATE:  January 29, 1999      By:/S/ Michael P. Keirnan
                                ---------------------------------
                                     Michael P. Keirnan
                                       Vice President

                             SOLID STATE INTERNACIONAL INGENIERIA, C.A.


DATE:  January 29, 1999      By:/S/ Michael P. Keirnan
                                ---------------------------------
                                     Michael P. Keirnan
                                       Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The names and title of the person signing the form shall be typed or printed under the signature.